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                                                                      Exhibit j

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 15 to Registration Statement No. 33-44749 of CitiFunds Multi-State Tax Free Trust of our report dated October 4, 2000 appearing in the annual report to shareholders for the year ended August 31, 2000 of CitiFunds California Tax Free Reserves (a series of CitiFunds Multi-State Tax Free Trust), and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
December 28, 2000